Exhibit 5.1
SMITH MACKINNON, PA
PROFESSIONAL ASSOCIATION
ATTORNEYS AT LAW

POST OFFICE BOX 2254
	SUITE 800	ORLANDO, FLORIDA 32802-2254
CITRUS CENTER
	255 SOUTH ORANGE AVENUE	TELEPHONE (407) 843-7300
	ORLANDO, FLORIDA 32801	FACSIMILE (407) 843-2448
JOHN P. GREELEY		EMAIL: JPG7300@AOL.COM

May 31, 2007

TIB Financial Corp.
599 9th Street, Suite 101
Naples, Florida 34102-5624

Re:	TIB Financial Corp.
Assumption of The Bank of Venice Stock Option Plans

Gentlemen:

We have acted as counsel to TIB Financial Corp., a Florida corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to 82,750 shares of the Company’s Common Stock, $0.10 par value (the “Shares”), to be offered pursuant to The Bank of Venice Officers’ and Employees’ Stock Option Plan and The Bank of Venice Directors Stock Option Plan (collectively, the “Plans”).

In rendering this opinion, we have relied upon, among other things, our examination of the Plans and such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Florida; and
2. The Shares have been duly authorized and, when purchased by the Plans in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.

Very truly yours,
Smith Mackinnon, PA

By:	/s/ John P. Greeley
John P. Greeley

JPG:erw